UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): December 20, 2012

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada	0-21617	23-2577138
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

621 N. Shady Retreat Road
Doylestown, PA		18901
(Address of principal executive offices)		(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2012, ProPhase Labs, Inc. (the “Company”) and John C. Godfrey, the Estate of Nancy Jane Godfrey, and Godfrey Science and Design, Inc. (together, the “Godfreys”) entered into a Settlement Agreement and Mutual General Release (“Settlement Agreement”), pursuant to which the parties resolved all disputes that have arisen between them, including claims asserted by the Company and counterclaims asserted against the Company in the action captioned “The Quigley Corporation v. John C. Godfrey, Nancy Jane Godfrey, and Godfrey Science and Design”, filed against the Godfreys in the Bucks County Court of Common Pleas (Pennsylvania), Civil Action No. 2004-07776. For additional information regarding this lawsuit, see Item 3. “Legal Proceedings” in Part I of the Company’s Annual Report on Form 10-K for the annual period ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

Under the Settlement Agreement, the Company agreed to pay the Godfreys $2.1 million by December 28, 2012, and four annual payments of $100,000. Each annual payment in the amount of $100,000 will accrue interest at the per annum rate of 3.25%, and the last annual payment must be paid prior to December 15, 2016.

Under the Settlement Agreement, the Godfreys assigned, transferred and conveyed to the Company all of their right, title, and interest in U.S. Trademark Registration No. 1,838,542 for the trademark Cold-EEZE®, among other intellectual property associated with such trademark.

As a result of the Settlement Agreement, the Company is able to remove a significant liability of approximately $3.5 million from its balance sheet that pertains to the Company’s reserve for an adverse ruling in the Godfrey litigation.

The forgoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Settlement Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported on Form 8-K dated August 15, 2012, the Company received a letter from The Nasdaq Stock Market (the “Notice”) notifying the Company that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the NASDAQ Global Market. NASDAQ Global Market Listing Rule 5450(b)(1)(A) requires listed companies to maintain a minimum of $10,000,000 in stockholders’ equity. As disclosed in the Company’s then most recently filed Form 10-Q, filed on August 13, 2012, the Company’s stockholders’ equity as of June 30, 2012 did not meet this requirement. The Company reported that as of June 30, 2012 its stockholders’ equity was $8,772,000.

The Notice does not result in the immediate delisting of the Company’s common stock from the NASDAQ Global Market. Rather, in accordance with NASDAQ Listing Rules, the Company had 45 calendar days from the date of the Notice to submit to NASDAQ a plan to regain compliance with this continued listing requirement.

Subsequent to receiving the Notice, the Company submitted a plan to NASDAQ regarding regaining compliance with the NASDAQ Global Market to maintain a minimum of $10,000,000 in stockholders’ equity. NASDAQ granted the Company an extension to December 31, 2012 to regain compliance.

As described in Item 1.01 above, the Company entered into the Settlement Agreement with the Godfreys as of December 20, 2012 to resolve all disputes between each of the parties. At November 30, 2012, the Company had accrued an obligation of approximately $3.5 million pursuant to the terms of an Exclusive Representation and Distribution Agreement between the Company and the Godfreys dated as of May 1992 which subsequently expired in May 2007. As a consequence of the Settlement Agreement, the Company’s payment obligation was reduced by approximately $1.0 million to an aggregate of $2.5 million payable in five installments comprised of (i) $2.1 million due December 28, 2012 and (ii) four additional annual payments of $100,000, plus accrued interest, due on each of December 31, 2013, 2014, 2015 and 2016.

As a consequence of the Company’s unaudited results from operations through November 30, 2012 and giving pro forma effect of the Settlement Agreement, the Company believes that it has regained compliance with the NASDAQ Global Market listing standards as of November 30, 2012. The Company will submit a notice to NASDAQ evidencing the Company’s compliance.

NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting again. In the event that NASDAQ would delist the Company, the Company may apply to transfer the listing of its common stock to the NASDAQ Capital Market (which has a lower stockholders’ equity requirement for continued listing) if, at that time, it satisfies all of the criteria for initial listing on the NASDAQ Capital Market. If the Company does not transfer its common stock to the NASDAQ Capital Market, NASDAQ will notify the Company that its common stock is subject to delisting. At that time, the Company may appeal the delisting determination to a NASDAQ Hearings Panel.

Item 9.01. Financial Statements and Exhibits.

The accompanying pro forma balance sheet is presented to illustrate the effect of the Settlement Agreement on the financial statements of the Company. The pro forma balance sheet adjusts the unaudited, interim balance sheet of the Company as of November 30, 2012 to reflect the effects of the Settlement Agreement, effective December 20, 2012.

The pro forma balance sheet is presented for illustrative purposes and does not project the Company’s results of operations at any future date or for any future period. The pro forma balance sheet should be read in conjunction with the historical financial statements of the Company presented in its Annual Report on Form 10-K for the year ended December 31, 2011 and its most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

ProPhase Labs, Inc. and Subsidiaries
Condensed Consolidated Pro Forma Balance Sheet
at November 30, 2012
(in thousands)
(unaudited)

		Pro Forma
		Adjustment
	November 30,	for Subsequent		Pro Forma
	2012	Event		Balance Sheet
ASSETS
Cash and cash equivalents	$2,743			$2,743
Accounts receivable, net	5,369			5,369
Inventory, net	2,607			2,607
Prepaid expenses and other current assets	2,583			2,583
Total current assets	13,302			13,302

Intangible asset, licensed technology	3,577			3,577
Property, plant and equipment, net	2,409			2,409
	$19,288			$19,288

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Accounts payable	$1,593			$1,593
Accrued royalties	3,524	(3,524)	(1)	-
Settlement obligation		2,100	(1)	2,100
Accrued advertising and other allowances	2,740			2,740
Other current liabilities	575			575
Total current liabilities	8,432			7,008

Long term obligation	-	400	(1)	400

STOCKHOLDERS' EQUITY:
Common Stock	10			10
Additional paid-in-capital	41,785			41,785
Accumulated deficit	(5,302)	1,024	(1)	(4,278)
Treasury stock	(25,637)			(25,637)
Total stockholders' equity	10,856			11,880
	$19,288			$19,288

(1) To record the effect of the Settlement Agreement whereby the Company and the Godfreys resolved all disputes between the parties.  As of November 30, 2012, the Company had accrued an obligation of approximately $3.5 million pursuant to the terms of an Exclusive Representation and Distribution Agreement between the Company and the Godfrey's.  As a consequence of the Settlement Agreement, the Company's obligation was reduced to an aggregate of $2.5 million payable in installments of (i) $2.1 million due December 28, 2012 and (ii) four additional annual payments of $100,000 due on December 31, 2013, 2014, 2015 and 2016.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer and
Chief Financial Officer

Date: December 20, 2012